Exhibit 5.1

[Sullivan & Cromwell LLP Letterhead]

October 26, 2010

United Rentals (North America), Inc.,
          Five Greenwich Office Park,
                   Greenwich, Connecticut 06831.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of $750,000,000 principal amount of 8.375% Senior Subordinated Notes due 2020 (the “Securities”) of United Rentals (North America), Inc., a Delaware corporation (the “Company”), and the guarantees endorsed thereon (the “Guarantees”) of United Rentals, Inc., a Delaware corporation and parent of the Company (“Holdings”), and each of the Company’s subsidiaries listed on Annex A hereto (the “Subsidiary Guarantors” and, together with Holdings, the “Guarantors”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, (i) the Securities constitute valid and legally binding obligations of the Company and (ii) the Guarantees constitute valid and legally binding obligations of the Guarantors, subject in the case of clauses (i) and (ii) above, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

In rendering the foregoing opinion, we are expressing no opinion as to Federal or state laws relating to fraudulent transfers.

The foregoing opinion is limited to the Federal laws of the United States, the laws of the States of New York and California, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.  For purposes of our opinion, we have, with your approval, assumed that (i) United Rentals Northwest, Inc. and InfoManager, Inc. are validly existing as corporations in good standing under the laws of the States of Oregon and Texas, respectively, (ii) the Indenture has been duly authorized, executed and delivered by United Rentals Northwest, Inc. and InfoManager,

Inc. under the laws of the States of Oregon and Texas, respectively, (iii) the Guarantees have been duly authorized, executed, issued and delivered by United Rentals Northwest, Inc. and InfoManager, Inc. under the laws of the States of Oregon and Texas, respectively, (iv) all regulatory consents, authorizations, approvals and filings required to be obtained or made by United Rentals Northwest, Inc. and InfoManager, Inc. under the Federal laws of the United States and the laws of the States of Oregon and Texas, respectively, for the issuance and delivery of the Guarantees by United Rentals Northwest, Inc. and InfoManager, Inc. have been obtained or made, and (v) the provisions of the Indenture and the Guarantees designating the law of the State of New York as the governing law for the Indenture and the Guarantees are valid and binding on United Rentals Northwest, Inc. and InfoManager, Inc. under the laws of the States of Oregon and Texas, respectively.  We note that, with respect to all matters of Oregon and Texas law, you are relying upon the opinions of K&L Gates LLP and Haynes and Boone, LLP, respectively, each of which is also filed as an exhibit to a Current Report on Form 8-K to be incorporated by reference into the Registration Statement relating to the Securities and the Guarantees.

We have relied as to certain factual matters upon information obtained from public officials, officers of the Company and the Guarantors and other sources believed by us to be responsible, and we have assumed that the Indenture under which the Securities were issued has been duly authorized, executed and delivered by the Trustee thereunder, that the Securities and the Guarantees endorsed thereon conform to the specimens thereof examined by us, that the Trustee’s certificates of authentication of the Securities have been manually signed by one of the Trustee’s authorized officers, and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be incorporated by reference into the Registration Statement relating to the Securities and the Guarantees and to the reference to us under the heading “Validity of Securities” in the Prospectus Supplement relating to the Securities and the Guarantees, dated October 21, 2010.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP

ANNEX A

Subsidiary Guarantors

Subsidiary Guarantor	State of Incorporation or Organization

InfoManager, Inc.	Texas

United Rentals Highway Technologies, LLC	Delaware

United Rentals Northwest, Inc.	Oregon

United Rentals Realty, LLC	Delaware

Wynne Systems, Inc.	California